 Exhibit 99.1

Veoneer completes divestiture of US brake control business

Stockholm, Sweden, August 11, 2020: The automotive technology company, Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), has completed the divestiture of its US brake control business to ZF Friedrichshafen AG. The parties will collaborate on a transition plan for a limited period as part of the divestiture process.

On April 23, Veoneer announced the signing of an initial agreement to divest the US brake control business. As communicated earlier, with the divestiture Veoneer expects to achieve reductions of negative cash flow for 2020 and 2021. The agreed purchase price is $1, net.

In early 2019, Veoneer announced a strategic review of its brake control systems business. In February 2020, Veoneer announced the completion of the divestiture of the Japan and China operations of its brake system joint venture.

For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
Ray Pekar, VP Investor Relations, tel +1 (248) 794-4537

Veoneer, Inc. is a worldwide leader in automotive technology. Our purpose is to create trust in mobility. We design, manufacture and sell state-of-the-art software, hardware and systems for occupant protection, advanced driving assistance systems, and collaborative and automated driving to OEMs globally. Headquartered in Stockholm, Sweden, Veoneer has 7,600 employees in 13 countries. In 2019, sales amounted to $1.9 billion. The Company is building on a heritage of close to 70 years of automotive safety development. In 2018, Veoneer became an independent, publicly traded company listed on the New York Stock Exchange (NYSE: VNE) and on the Nasdaq Stockholm (SSE: VNE SDB).

Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.